Exhibit 3.149

CERTIFICATE OF INCORPORATION OF BURLINGTON COAT FACTORY WAREHOUSE OF PINEBROOK, INC.

Filed: April 26, 2002

1. The name of the corporation is: BURLINGTON COAT FACTORY WAREHOUSE OF PINEBROOK, INC.

2. The address of the initial registered office and registered agent in this state is 1830 Route 130, Burlington, New Jersey 08016 and the name of the registered agent at said address is Jeff Laub.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of New Jersey.

4. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

5. The number of directors constituting the initial Board of Directors is three (3) and the name and address of the initial Board of Directors, to serve until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows:

NAME	ADDRESS

Monroe Milstein:	1830 Route 130 Burlington, New Jersey 08016

Stephen E. Milstein:	1830 Route 130 Burlington, New Jersey 08016

Andrew Milstein:	1830 Route 130 Burlington, New Jersey 08016

6. The name and address of the incorporator is as follows:

NAME	ADDRESS

Michael A. Barr:	10 Bank Street White Plains, New York 10606

7. The period of duration of the corporation shall be perpetual.

8. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its shareholders of any class thereof, as the case may be, it is further provided:

(a) The management of the business and the conduct of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors.

(b) A majority of the entire Board of Directors of the corporation shall constitute a quorum for the transaction of business except that the by-laws may prescribe a lesser or greater proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy or vacancies in the entire Board.

(c) One or more of all the directors of the corporation may be removed, for or without cause, by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

(d) In the interim between annual meetings of the shareholders or of special meetings of shareholders called for the election of directors, any vacancy any newly created directorships may be filled by the Board of Directors.

(e) The corporation is hereby authorized to lend money to, or guarantee any obligation of or otherwise assist, any officer or other employee of the corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgement of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.

(f) The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall be in addition to any other rights to which those indemnified may be entitled under any by-law, agreement vote of shareholders or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5(1)(a) of the New Jersey Business Corporation Act and by any other applicable provision of law.

(g) The personal liability of the directors of the corporation is hereby limited to the fullest extent permitted by subsection 14A:2-7 (3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

9. The shareholders shall not have pre-emptive rights.

/s/ Michael A. Barr
Michael A. Barr, Incorporator

New Jersey Department of the Treasury Division of Revenue Certificate of Amendment to the Certificate of Incorporation (For Use by Domestic Profit Corporations)

Filed: May 6, 2002

1. Name of the corporation is: BURLINGTON COAT FACTORY WAREHOUSE OF PINEBROOK, INC.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the day of May 3, 2002: Resolved, that Article FIRST of the Certificate of Incorporation be amended to read as follows:

“1. The name of the corporation is BURLINGTON COAT FACTORY REALTY OF PINEBROOK, INC.”

3. The number of shares outstanding at the time of the adoption of the amendment was: 1,000

The total number of shares entitled to vote thereon was: 1,000

If the shares of any class or series are entitled to vote thereon as a class, act forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

4. The number of shares voting for and against such amendment is as follows: (if the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class or series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
1,000	0

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

Date: May 3, 2002
/s/ Paul Tang, Executive Vice President

3